Exhibit 99.1

Bio-Tracking Releases Technical Data on Its Oil and Gas Reserves

MONTREAL, June 24, 2005 (PRIMEZONE) -- Bio-Tracking Security Inc. (Pink Sheets:BTSI) released some technical data today on the oil and gas reserves being acquired through Nord Oil. According to reports obtained by RSM Top Audit from the Russian Ministry of Geology, the acquisition consists primarily of two licenses to extract oil and gas from the Yemelyanov deposit located in the Sergiev District of Samara Region and a license for the Khlebnov area as well as substantial storage facilities.

Yemelyanov License

Located in the Sergiev District of Samara Region, 110 Km North-East of Samara. The Yemelyanov is an area allotment of 11.9 square kilometers. According to the reports from the Russian Ministry of Geology and license CMP No. 00676 Type H3, the Yemelyanov has 2,130,000 cubic meters and 2,580,000 m3 respectively of oil in place at 876 and 908 density with less than 4.5 sulfur.

Khelbnov License

Located in the Tatisshchev District of Saratov region, 24 Km North West of Saratov. The total area allotment is 8.3 square kilometers. According to the report from the Russian Ministry of Geology and license SRT No. 11560 Type NP, the Khlebnov field adds a further 1,200,000 m3 of lighter (805) oil in place with residual sulfur.

"Under our preliminary plan of action, we expect that with conventional recovery technology that our properties will produce an excess of 6.5 million barrels over the next several years," said Dr. Matossian, President of Great West Oil and Gas, and industry consultant to the board of directors. "We believe that according to today's oil prices that over US$350 million of oil will be extracted in the foreseeable near future and with additional properties, which can be acquired, Nord Oil can become a serious international producer," further added Dr. Matossian.

The company stated that they have plans to make their corporate website available with all technical and independent reports by the middle of August to provide investors and industry partners with the ability to evaluate the properties and their value.

About The Russian Oil Industry

Russia has around 49 billion barrels of proven oil reserves, which represents 4.8% of the world's reserves and ranks six in the world. At the moment about 2,000 oil and gas deposits have been discovered in the territory of 36 out of 89 Russian subjects. Hydrocarbon is produced in 30 out of those 36.